Exhibit (a)(1)(A)

May 31, 2022

To the Holders of the Series A Warrants (Trading Symbol AP WS):

This letter is to inform you that Ampco-Pittsburgh Corporation (the “Corporation”) is offering to holders of its Series A Warrants, each exercisable for 0.4464 shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), to purchase up to an aggregate of 4,932,830 shares of Common Stock with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock) (collectively, the “Series A Warrants”), the opportunity to exercise their Series A Warrants at a temporarily reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), upon the terms set forth in the enclosed Offer to Exercise Warrants to Purchase Common Stock dated as of May 31, 2022 (the “Offer to Exercise”). All capitalized terms not defined in this letter shall have the meanings set forth in the Offer to Exercise.

The Corporation is exercising its discretion in accordance with the warrant agreement that governs the Series A Warrants to temporarily reduce the exercise price of the Series A Warrants to $1.7856 per Series A Warrant (or $4.00 per whole share of the Corporation’s Common Stock) for the period that begins on May 31, 2022, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of the Series A Warrants, and ends at 11:59 p.m. (Eastern Time) on June 28, 2022, as the same may be extended by the Corporation in its sole discretion (the “Expiration Date”).

The purpose of the Offer to Exercise is to encourage the exercise of the Series A Warrants by temporarily reducing the exercise price, which will provide funds to the Corporation for anticipated working capital, capital expenditures, temporary reduction of indebtedness, and general corporate purposes. If all of the outstanding Series A Warrants are exercised for cash at this reduced exercise price, the Corporation would receive gross proceeds of $19,731,321 from such exercises.

The enclosed Offer to Exercise, together with the Election to Participate and Exercise Series A Warrants and Notice of Withdrawal constitute the “Offering Materials.” The Offering Materials provide information regarding the Offer to Exercise, including important conditions to the Offer to Exercise and instructions as to how you can participate and exercise your Series A Warrants. You should read all of the Offering Materials carefully before you decide whether to exercise any of your Series A Warrants. Among other conditions, the Offer to Exercise is conditioned on the Corporation having in place an effective registration statement under the Securities Act of 1933, as amended, for the purpose of registering the exercise of the outstanding Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the states of residence of the holders of the Series A Warrants. The Corporation has an effective registration statement on Form S-1 (File No. 333-239446) (the “Registration Statement”) for the issuance of shares upon exercise of such Series A Warrants, and has filed with the Securities and Exchange Commission (“SEC”) a prospectus supplement (a “Supplement”) to the Registration Statement that covers the exercise of such Series A Warrants at the reduced cash exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock). Accordingly, the Registration Statement, as supplemented by the Supplement, reflect the terms of the Series A Warrants as modified by this Offer to Exercise.

You may elect to participate in the Offer to Exercise with respect to some, all, or none of your Series A Warrants, but Series A Warrants may be exercised only in whole numbers of shares of Common Stock and no fractional shares of Common Stock are issuable upon exercise of the Series A Warrants. Notwithstanding the temporary reduction of the exercise price of the Series A Warrants, during the offer period, holders of Series A Warrants may exercise such Series A Warrants at the initial exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock under the Series A Warrants) following the procedures described in the Prospectus included in the Registration Statement (as defined in the Offer to Exercise) and instruct the warrant and transfer agent to issue the shares purchased pursuant to such Series A Warrant directly on the book-entry records of the warrant and transfer agent. If you choose not to participate in the Offer to Exercise, your original

Series A Warrants will remain in effect, with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock).

In order to participate in the Offer to Exercise and exercise your Series A Warrants to receive the number of shares of Corporation’s Common Stock issuable therefor at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock), you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, all of the applicable “Acceptance and Exercise Deliveries” on your behalf, as follows:

(i)	if you hold your Series A Warrants electronically in “street name” through a broker or other nominee having an account with the Depository Trust Company (“DTC”), to DTC:

a.	warrant certificate(s) evidencing your Series A Warrants to be exercised in connection with the Offer to Exercise;

b.	an election to purchase, properly completed and executed by your broker or other nominee having an account with DTC, properly delivered to DTC in accordance with DTC’s procedures; and

c.

a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, which payment will be made through the nominee who holds your Series A Warrants; or

(ii)	if you are the holder of record of your Series A Warrants to Broadridge Corporate Issuer Solutions, Inc. (the “Depositary Agent”):

a.	a signed copy of the Election to Participate and Exercise Series A Warrants;

b.	the original copy of your Series A Warrants or an Affidavit of Loss and Indemnification Agreement; and

c.

a payment in the amount equal to $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock) multiplied by the number of Series A Warrants you elect to exercise, in the form of a check payable to Broadridge Corporate Issuer Solutions, Inc. as agent for Ampco-Pittsburgh Corporation, or by wire transfer to the Corporation’s escrow account at the Depositary Agent, as set forth in the Election to Participate and Exercise Series A Warrants; and

(iii)	any other documents required by the Election to Participate and Exercise Series A Warrants.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date.

If you or your nominee properly tender (and do not validly withdraw) your Series A Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct the Depositary Agent to issue and deliver to you the number of shares of Corporation’s Common Stock issuable under your Series A Warrants at the temporarily reduced exercise price of $1.7856 per Series A Warrant (or $4.00 per whole share of Common Stock).

If you change your mind and do not want to participate in the Offer to Exercise, you or your nominee may withdraw your tender of the Series A Warrants at any time prior to the Expiration Date by notifying the Depositary Agent via the procedures described in the Offer to Exercise. In addition, if your Series A Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to July 27, 2022, which is the 40th business day from commencement of the Offer to Exercise, you may withdraw your tender after that date. If you properly and timely withdraw, we will promptly (i) return your Series A Warrants, through return of your physical certificate or book-entry transfer to the account of your broker or other nominee, as applicable, and (ii) return the cash paid by you or on your behalf to exercise your Series A Warrant by check or by transfer to the account of your broker or other nominee, without interest thereon or deduction therefrom.

The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Series A Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

Thank you for your time in reviewing this request.

Sincerely,

/s/ Michael G. McAuley

Michael G. McAuley

Senior Vice President, Chief Financial Officer, Treasurer

Ampco-Pittsburgh Corporation

Enclosures:

Offer to Exercise

Election to Participate and Exercise Series A Warrants

Notice of Withdrawal

Prospectus relating to Series A Warrants

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